Exhibit 10.1

May 5, 2016

Andy Heyward

1145 Stradella Rd

Los Angeles, CA 90077

Re: Satisfaction of Loan

Dear Andy:

All defined terms herein shall have the meaning assigned to them in the Form 10-K filing of Genius Brands International, Inc. ("Company") for the period ended December 31, 2015 as filed with the Securities and Exchange Commission.

Reference is made to certain short term cash advances ("Advances") you made to our wholly owned subsidiary, A Squared Entertainment, LLC prior to the Merger. We mutually acknowledge that as of December 31, 2015, the amount outstanding in respect of such Advances is $410, 535.

In consideration of the issuance to you of 238,683 shares of the Company's Common Stock within fifteen (15) days of the date hereof, you, on behalf of yourself, your successors, heirs and assigns, do hereby release and discharge Genius Brands International, Inc., A Squared Entertainment LLC, its successors and assigns from any and all manner of actions, cause and causes of action, suits, debts, sums of money, accounts reckonings, bond, bills, covenants, controversies, agreements, promises, dames, judgment, sections, claims and demands whatsoever, in law or in equity, whether known or unknown arising out of the Advances, and all matters relating thereto. It is understood and agreed that the foregoing release and satisfaction relates only to the Advances and not any other contracts, agreement, undertaking understanding, or covenant.

The parties agree to execute such additional documents and do such other acts as may be necessary or appropriate to effect the intention of this Agreement.

Very truly yours,

By: /s/ Gregory B. Payne
Name: Gregory B.Payne
Title: EVP

Agreed and Accepted:

/s/ Andy Heyward

Andy Heyward